UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 3, 2007

HUSKER AG, LLC

(Exact name of registrant as specified in its charter)

Nebraska	000-49773	47-0836953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54048 Highway 20 Plainview, Nebraska	68769
(Address of principal executive offices)	(Zip Code)

(402) 582-4446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Husker Ag, LLC, a Nebraska limited liability company (the “Company”) and Aventine Renewable Energy, Inc., a Delaware corporation (“ARE”), entered into an Ethanol Marketing Agreement dated December 3, 2007 (the “Ethanol Agreement”) pursuant to which the Company shall sell exclusively to ARE substantially all of its total output of fuel grade ethanol produced at the Company’s plant during the term of the Ethanol Agreement. The initial term of the Ethanol Agreement commenced on December 3, 2007, and shall continue for a primary term of one (1) year from the first day of the first month after the date the first Bill of Lading is delivered for ethanol produced at the plant. The Company currently anticipates that the first Bill of Lading will be delivered in December 2007. The Ethanol Agreement will automatically renew for successive one (1) year terms unless terminated by either party with at least six (6) months’ written notice prior to the expiration of the then current term.

The price at which ARE will purchase the ethanol is based on the “Alliance Net Pool Price,” subject to certain adjustments. As set forth in the Ethanol Agreement, the Alliance Net Pool Price is equal to, with respect to any month, (i) the weighted average gross price per gallon received by ARE for all fuel grade ethanol that was (A) supplied by an alliance partner or produced by ARE and (B) sold during such month by ARE, minus (ii) all costs (on a per gallon basis) incurred by ARE in conjunction with the handling, movement and sale of such ethanol (excluding direct marketing costs incurred in marketing such ethanol).

Neither the Company nor any of its affiliates has a pre-existing relationship with ARE. The Company entered into the Ethanol Agreement after the Company and Eco-Energy, Inc. agreed to terminate their existing Marketing Agreements (as further described under Item 1.02 below).

The above description is qualified in its entirety by the full text of the Ethanol Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007.

Item 1.02	Termination of a Material Definitive Agreement

On December 3, 2007, the Company provided notice to Eco-Energy, Inc., a Tennessee corporation (“Eco-Energy”), of its termination of two existing contracts: (i) the Risk Management and Ethanol Marketing Contract dated October 5, 2006 for the plant expansion (the “2006 Marketing Agreement”), and (ii) the Risk Management and Ethanol Marketing Contract with an effective date of October 1, 2007 for the existing plant (the “2007 Marketing Agreement” and together with the 2006 Marketing Agreement, the “Marketing Agreements”). Under the terms of the Marketing Agreements, Eco-Energy marketed the Company’s entire output of ethanol for an agreed-upon fee, which included the cost of rail shipment, and collected the sales amount from the ultimate customers, remitting the net sales price to the Company within three business days after the sale.

The letter agreement dated December 3, 2007 (the “letter agreement”), executed by the Company and Eco-Energy provides that the Marketing Agreements terminate immediately with respect to the obligations of Eco-Energy and the Company although the parties agreed to honor

2

any individual contracts currently outstanding. The Company also has agreed to assume all railcar leases currently being used for the benefit of the Company under the Marketing Contracts. Such termination was effective December 3, 2007, and no termination fee was or will be paid by the Company.

FCStone, LLC, an Iowa limited liability company (“FCStone”), also is a party to the Marketing Agreements. Despite the Company’s termination of the Marketing Agreements with respect to Eco-Energy, the Marketing Agreements with respect to the obligations of FCStone will not be impacted and will continue in full force and effect as set forth therein. FCStone provides the Company with a full service price risk management program.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this report and the exhibit hereto, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the timing of regulatory approvals, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

Signature Page Following

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSKER AG, LLC

Date: December 7, 2007	By:	/s/ Mike Kinney
Mike Kinney, Chairman of the Board